Exhibit 16.1

June 5, 2023

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners:

We have read the statements made by Structure Therapeutics Inc. (copy attached), which we understand will be filed with the Securities and Exchange Commission, pursuant to Item 4.01 of Form 8-K of Structure Therapeutics Inc. dated May 31, 2023. We agree with the statements concerning our Firm contained therein.

Very truly yours,

/s/PricewaterhouseCoopers LLP

San Jose, California

Attachment

On May 30, 2023, the Audit Committee (the “Audit Committee”) of the Board of Directors of Structure Therapeutics Inc. (the “Company”) approved the dismissal of PricewaterhouseCoopers LLP (“PwC”) as the Company’s independent registered public accounting firm. On May 31, 2023, PwC was informed that they were dismissed.

PwC’s audit reports on the Company’s financial statements for the years ended December 31, 2022 and 2021 did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles.

During the Company’s fiscal years ended December 31, 2022 and 2021, and the subsequent interim period through May 31, 2023: (1) there were no “disagreements” (as defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions to Item 304) with PwC on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of PwC, would have caused PwC to make reference to the subject matter of such disagreements in connection with its reports on the financial statements for such periods and (2) there were no “reportable events” (as defined in Item 304(a)(1)(v) of Regulation S-K), except for the disclosure of the following material weaknesses in the Company’s internal control over financial reporting which existed during the Company’s fiscal years ended December 31, 2022 and 2021 and the subsequent interim period through May 31, 2023, as disclosed in Part II, Item 9A of the Company’s Annual Report on Form 10-K for the year ended December 31, 2022 and Part I, Item 4 of the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2023: (a) the Company did not design and maintain an effective control environment commensurate with the Company’s financial reporting requirements; (b) the Company did not design and maintain effective controls to ensure adequate segregation of duties within its financial reporting function; and (c) the Company did not design and maintain effective controls over certain information technology general controls for information systems that are relevant to the preparation of its financial statements.